200 Munsonhurst Road

Franklin, NJ 07416

SUSSEX BANCORP ANNOUNCES LAUNCH OF RIGHTS OFFERING

FRANKLIN, NEW JERSEY – June 28, 2013 – Sussex Bancorp (the “Company”) (NasdaqGM: SBBX), the holding company for Sussex Bank (the “Bank”) today announced a rights offering of up to 1,198,300 shares of common stock to existing shareholders as part of its $7.2 million capital raise.

Under the terms of the rights offering, all shareholders of record as of May 31, 2013, will be granted rights to purchase one share of the Company’s common stock at a subscription price of $6.00 per share for every share owned on the record date. The rights offering includes an over-subscription privilege, which permits each rights holder that exercises the basic subscription privilege in full the option to purchase additional shares of common stock that remain unsubscribed at the expiration of the offering. The over-subscription privilege is subject to certain subscription limitations and the availability and allocation of shares among holders exercising their over-subscription privilege, as further described in the rights offering documents. The rights offering will expire on July 29, 2013, unless extended by the Board of Directors.

The Company has also entered into standby purchase agreements with certain accredited investors pursuant to which the standby purchasers have agreed to purchase, upon expiration of the rights offering, at the subscription price of $6.00 per share, up to 404,161 shares of common stock not subscribed for pursuant to the exercise of basic subscription rights and over-subscription privileges. The purchase of any shares by the standby purchasers will be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

Each shareholder of record will receive by postal mail an information packet that explains the rights offering. Shareholders with specific questions are urged to contact American Stock Transfer and Trust Company, the subscription agent, at (800) 937-5449 or AST Phoenix Advisors, the Information Agent, at (877) 478-5038.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state. The rights offering will be made only by means of a prospectus, copies of which will be mailed to all record date shareholders. You may also request a copy of the prospectus by contacting the information agent for the rights offering, AST Phoenix Advisors at (877) 478-5038.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and through its nine branch offices located in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis and Warwick, New York; a loan production office in Rochelle Park, New Jersey and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Rochelle Park, New Jersey. For additional information, please visit the Company’s website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as "expect," "estimate," “assume,” "believe," "anticipate," "will," "forecast," "plan," "project," or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee based business, risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts:	Anthony Labozzetta, President/CEO
Steven Fusco, SVP/CFO
973-827-2914